Exhibit 99.2

Unaudited Pro Forma Condensed Combined Financial Statements

On July 23, 2006, Advanced Micro Devices, Inc. (“AMD” or the “Company”) and ATI Technologies, Inc. (“ATI”) entered into an acquisition agreement pursuant to which AMD agreed to acquire all of the outstanding ATI common stock for a combination of cash and shares of AMD common stock (the “Acquisition”). The Acquisition was closed on October 24, 2006. The aggregate consideration paid by AMD for all outstanding ATI common shares consisted of approximately $4.26 billion of cash and 57.95 million shares of AMD common stock. Under the agreement, AMD also assumed substantially all issued and outstanding ATI stock options, restricted stock units and other stock-based awards as of October 24, 2006 in exchange for comparable AMD stock-based awards. To finance a portion of the cash consideration paid, AMD borrowed $2.50 billion under a term loan (the “Debt Financing”) with a third party financial institution. The total purchase price, including transaction costs of $25 million, was $5.61 billion.

The following unaudited pro forma condensed combined balance sheet as of October 1, 2006 and the unaudited pro forma condensed combined statements of operations for the year ended December 25, 2005 and the nine months ended October 1, 2006 are based on the historical financial statements of AMD and ATI after giving effect to (1) the Acquisition, (2) the Debt Financing and (3) the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The pro forma information is being filed pursuant to the requirements of Item 2 and 9.01 of Form 8-K and Rule 3-05 and Article 11 of U.S. Securities and Exchange Commission (SEC) Regulation S-X and is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company. The pro forma information does not reflect cost savings, operating synergies or revenue enhancements expected to result from the Acquisition or the costs to achieve these cost savings, operating synergies and revenue enhancements. Income taxes reflect the assumption that certain U.S. tax elections will be made related to this Acquisition that will allow AMD to realize U.S. tax deductions from the amortization of acquired intangibles and goodwill. The pro forma adjustments and the allocation of the purchase price are based on AMD management’s estimates of the fair value of the assets acquired and liabilities assumed in the Acquisition.

The allocation of the purchase price is based on the actual net tangible and intangible assets of ATI that existed as of October 24, 2006, the closing date of the Acquisition.

The unaudited pro forma condensed combined balance sheet is presented as if the Acquisition and the Debt Financing had been completed on October 1, 2006, the last day of AMD’s third fiscal quarter and combines the historical unaudited consolidated balance sheet of AMD at October 1, 2006 and the historical unaudited consolidated balance sheet of ATI at August 31, 2006.

The unaudited pro forma condensed combined statements of operations for the year ended December 25, 2005 and for the nine months ended October 1, 2006 are presented as if the Acquisition and the Debt Financing had been completed on December 27, 2004, the first day of AMD’s fiscal 2005. The unaudited pro forma condensed combined statement of operations for the year ended December 25, 2005 combines the historical results of AMD for the year ended December 25, 2005 and, due to ATI’s different fiscal year end, the historical results of ATI for the 12-month period ended November 30, 2005. The unaudited pro forma condensed combined statement of operations for the nine months ended October 1, 2006 combines the historical unaudited results of AMD for the nine months ended October 1, 2006 and the historical unaudited results of ATI for the nine months ended August 31, 2006. ATI’s historical consolidated financial statements were prepared in accordance with Canadian GAAP, which differs in certain respects from U.S. GAAP. AMD’s consolidated financial statements were prepared in accordance with U.S. GAAP. As described in Notes 5 and 6 to these unaudited pro forma condensed combined financial statements, ATI’s historical consolidated financial statements have been adjusted to U.S. GAAP and certain additional conforming presentation adjustments have also been made to the financial statements of ATI to conform with AMD’s presentation under U.S. GAAP. Unless stated otherwise, all dollar amounts are presented in U. S. dollars.

AMD may seek to refinance the Debt Financing. There is no guarantee that any or all of the Debt Financing can be refinanced at interest rates acceptable to AMD. There is currently no commitment to refinance the Debt Financing and, accordingly, the pro forma financial statements do not reflect the impact of such refinancing.

Unaudited Pro Forma Condensed Combined Balance Sheet

at October 1, 2006

U.S. GAAP (U.S. dollar, in thousands)

	AMD at October 1, 2006	ATI at August 31, 2006	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$1,384,526	$219,874	$(817,355	)(4)(5)	$787,045
Marketable securities	972,377	376,801	(972,377	)(4)	376,801
Accounts receivable, net	688,023	299,389	—		987,412
Inventories	465,716	362,352	91,686	(4)	919,754
Deferred income taxes	74,981	11,156	(11,156	)(2)	74,981
Prepaid expenses and other current assets	305,045	31,159	—		336,204
Receivable from Spansion	21,193	—	—		21,193

Total current assets	3,911,861	1,300,731	(1,709,202)		3,503,390
Property, plant and equipment, net	3,403,879	124,748	16,570	(4)	3,545,197
Goodwill, net	—	193,125	2,922,881	(1)(4)	3,116,006
Other intangibles, net	—	33,637	1,220,763	(1)(4)	1,254,400
Long-term investments	671,249	291	—		671,540
Tax credits recoverable	—	115,955	(115,955	)(2)	—
Deferred income taxes - long term	6,972	52,776	(52,776	)(2)	6,972
Other long-term assets	385,283	—	1,876	(4)(5)	387,159

Total assets	$8,379,244	$1,821,263	$2,284,157		$12,484,664

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$901,349	$306,149	$—		$1,207,498
Accrued compensation and benefits	147,250	31,894	—		179,144
Accrued liabilities	473,477	252,385	6,257	(4)	732,119
Income taxes payable	17,790	—	67,532	(2)	85,322
Deferred income	115,571	8,201	—		123,772
Current portion of long-term debt and capital lease obligations	44,950	2,512	—		47,462
Other current liabilities	191,824	—	—		191,824

Total current liabilities	1,892,211	601,141	73,789		2,567,141
Deferred income taxes	75,861	37,030	(37,030	)(2)	75,861
Long-term debt and capital lease obligations	644,357	29,694	2,500,000	(4)	3,174,051
Other long-term liabilities	482,204	—	—		482,204
Minority interest in consolidated subsidiaries	272,116	94	—		272,210
Commitments and contingencies
Stockholders’ equity:
Capital stock:

Common stock, par value	4,871	765,708	(765,129	)(3)(4)	5,450
Capital in excess of par value	4,051,291	86,091	1,229,632	(3)(4)	5,367,014
Treasury stock, at cost	(92,612)	(7,840)	7,840	(3)	(92,612)
Retained earnings	881,632	298,829	(714,429	)(3)(4)	466,032
Accumulated other comprehensive income	167,313	10,516	(10,516	)(3)	167,313

Total stockholders’ equity	5,012,495	1,153,304	(252,602)		5,913,197

Total liabilities and stockholders’ equity	$8,379,244	$1,821,263	$2,284,157		$12,484,664

See accompanying notes to unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

U.S. GAAP (U.S. dollar, in thousands, except per share amounts)

	AMD Year Ended December 25, 2005	ATI Year Ended November 30, 2005	Pro Forma Adjustments		Pro Forma Combined
Net sales	$4,972,408	$2,199,353	$—		$7,171,761
Net sales to related party	875,169	—	—		875,169

Total net sales	5,847,577	2,199,353	—		8,046,930

Cost of sales	3,455,812	1,625,309	3,584	(2)(3)	5,084,705

Gross margin	2,391,765	574,044	(3,584)		2,962,225

Research and development	1,144,025	406,543	29,172	(1)(2)(3)	1,579,740
Marketing, general and administrative	1,016,085	235,860	20,985	(1)(2)(3)(5)	1,272,930
Amortization of acquisition related intangibles	—	—	284,028	(4)	284,028

Operating income (loss)	231,655	(68,359)	(337,769)		(174,473)
Interest income	37,151	16,718	—		53,869
Interest expense	(104,960)	(2,090)	(193,090	)(6)(7)	(300,140)
Other income (expense), net	(23,580)	2,338	—		(21,242)

Income (loss) before minority interest, loss on disposition of equity interest in Spansion Inc., equity in net income (loss) of unconsolidated investee and income taxes	140,266	(51,393)	(530,859)		(441,986)
Minority interest in consolidated subsidiaries	125,151	—	—		125,151
Loss on disposition of equity interest in Spansion Inc.	(109,681)	—	—		(109,681)
Equity in income (loss) of unconsolidated investee	3,105	—	—		3,105

Income (loss) before income tax provision (benefit)	158,841	(51,393)	(530,859)		(423,411)

(Benefit) provision for income taxes	(6,642)	(36,193)	50,519	(8)	7,684

Net income (loss)	$165,483	$(15,200)	$(581,378)		$(431,095)

Net income (loss) per common share:
Basic	$0.41	$(0.06)			$(0.94)
Diluted	$0.40	$(0.06)			$(0.94)

Shares used in per share calculation:
Basic	400,004	251,117			457,950
Diluted	440,776	251,117			457,950

See accompanying notes to unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

U.S. GAAP (U.S. dollar, in thousands, except per share amounts)

	AMD Nine Months Ended October 1, 2006	ATI Nine Months Ended August 31, 2006	Pro Forma Adjustments		Pro Forma Combined
Net sales	$3,876,147	$1,841,549	$—		$5,717,696

Total net sales	3,876,147	1,841,549	—		5,717,696

Cost of sales	1,724,663	1,321,445	(665	)(2)(3)	3,045,443

Gross margin	2,151,484	520,104	665		2,672,253

Research and development	820,230	345,364	(27,255	)(1)(2)(3)	1,138,339
Marketing, general and administrative	851,373	203,621	(7,672	)(1)(2)(3)(5)	1,047,322
Amortization of acquisition related intangibles	—	—	194,872	(4)	194,872

Operating income (loss)	479,881	(28,881)	(159,280)		291,720
Interest income	94,658	18,328	—		112,986
Interest expense	(58,743)	(1,565)	(144,818	)(6)(7)	(205,126)
Other income (expense), net	(13,863)	4,277	—		(9,586)

Income (loss) before minority interest, equity in net income (loss) of Spansion Inc., and income taxes	501,933	(7,841)	(304,098)		189,994
Minority interest in consolidated subsidiaries	(20,471)	21	—		(20,450)
Equity in net income (loss) of Spansion Inc.	(40,914)	—	—		(40,914)
Provision (benefit) for income taxes	32,722	(21,468)	(74,738	)(8)	(63,484)

Net income (loss)	$407,826	$13,648	$(229,360)		$192,114

Net income (loss) per common share:
Basic	$0.85	$0.05			$0.36
Diluted	$0.82	$0.05			$0.34

Shares used in per share calculation:
Basic	478,318	253,824			536,264
Diluted	497,332	259,103			561,828

See accompanying notes to unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1. Basis of Presentation

The unaudited pro forma condensed combined balance sheet as of October 1, 2006 and the unaudited pro forma condensed combined statements of operations for the nine months ended October 1, 2006 and the year ended December 25, 2005 are based on the historical financial statements of AMD and ATI after giving effect to (1) the Acquisition, (2) the Debt Financing and (3) the assumptions and adjustments described in these notes to the unaudited pro forma condensed combined financial statements.

The pro forma information is being filed pursuant to the requirements of Item 2 and 9.01 of Form 8-K and Rule 3-05 and Article 11 of U.S. Securities and Exchange Commission (SEC) Regulation S-X and is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company. The pro forma information is based on estimates and assumptions set forth in the notes to such information. It does not reflect cost savings, operating synergies or revenue enhancements expected to result from the Acquisition or the costs to achieve these cost savings, operating synergies and revenue enhancements. Income taxes reflect the assumption that certain U.S. tax elections will be made related to the Acquisition that will allow AMD to realize U.S. tax deductions from the amortization of acquired intangibles and goodwill. The pro forma adjustments and the allocation of the consideration are based on AMD management’s estimates of the fair value of the assets acquired and liabilities assumed in the Acquisition.

The unaudited pro forma condensed combined balance sheet is presented as if the Acquisition and the Debt Financing had been completed on October 1, 2006 and combines the historical unaudited consolidated balance sheet of AMD at October 1, 2006 and the historical unaudited consolidated balance sheet of ATI at August 31, 2006. Since the final valuation of the ATI assets acquired and liabilities assumed, including net tangible and intangible assets, is as of the transaction closing date, October 24, 2006, those amounts actually recorded could differ from the amounts reflected in these pro forma financial statements.

The unaudited pro forma condensed combined statements of operations for the year ended December 25, 2005 and for the nine months ended October 1, 2006 are presented as if the Acquisition and the Debt Financing had been completed on December 27, 2004, the first day of AMD’s fiscal 2005. The unaudited pro forma condensed combined statement of operations for the year ended December 25, 2005 combines the historical results of AMD for the year ended December 25, 2005 and, due to ATI’s different fiscal year end, the historical results of ATI for the 12-month period ended November 30, 2005. The unaudited pro forma condensed combined statement of operations for the nine months ended October 1, 2006 combines the historical unaudited results of AMD for the nine months ended October 1, 2006 and the historical unaudited results of ATI for the six months ended August 31, 2006. ATI’s historical consolidated financial statements were prepared in accordance with Canadian GAAP, which differs in certain respects from U.S. GAAP. AMD’s consolidated financial statements were prepared in accordance with U.S.

GAAP. As described in Notes 5 and 6 to these unaudited pro forma condensed combined financial statements, ATI’s historical consolidated financial statements were adjusted to U.S. GAAP and certain adjustments have also been made to the financial statements of ATI to conform with AMD’s presentation under U.S. GAAP. Unless stated otherwise, all dollar amounts are presented in U.S. dollars.

2. The Acquisition

On July 23, 2006, AMD and ATI entered into an acquisition agreement pursuant to which AMD agreed to acquire all of the outstanding ATI common stock for a combination of cash and shares of AMD common stock. The Acquisition closed on October 24, 2006. The aggregate consideration paid by AMD for all outstanding ATI common shares consisted of $4.26 billion of cash and 57.95 million shares of AMD common stock. Under the agreement, AMD also assumed substantially all issued and outstanding ATI stock options, restricted stock units and other stock-based awards as of October 24, 2006 in exchange for comparable AMD stock-based awards. To finance a portion of the cash consideration paid, AMD borrowed $2.50 billion under a term loan (the “Debt Financing”) with a third party financial institution. The total purchase price, including transaction costs of $25 million, was $5.61 billion. The acquisition will be accounted for under the purchase method of accounting.

The following table summarizes the components of the estimated total consideration determined for accounting purposes of these pro forma condensed combined financial statements (in thousands):

Value
Cash paid for ATI common stock (259.9 million shares at $16.40 per share)	$4,262,852
57.95 million shares of AMD common stock issued for ATI common stock	1,172,055
Fair value of stock options, stock appreciation rights, and restricted stock units exchanged (1)	219,070
Unvested portion of the fair value of stock options, stock appreciation rights, and restricted stock units (1)	(68,564)
Direct acquisition costs (2)	25,004

Total purchase price	$5,610,417

(1)	This is based on 17.8 million outstanding ATI stock options, 3.0 million outstanding ATI restricted stock units, and other stock awards as of October 24, 2006. The fair value of consideration includes assumed cash-out payments of $4 million for certain stock awards which AMD did not assume. AMD issued 17.1 million stock options and 2.2 million restricted stock units in exchange for ATI’s comparable outstanding stock awards using the exchange ratio of 0.9596 as calculated pursuant to the acquisition agreement. In addition, AMD also issued 0.7 million shares of restricted stock units which are to be settled in cash upon vesting. The estimated fair value of AMD’s replacement options is calculated using the lattice binomial model and the estimated fair value of AMD’s replacement restricted stock units is calculated using the AMD’s closing share price of $20.32 at October 24, 2006. In accordance with FASB Statement No. 123R, Share-based Payment, the portion of the estimated fair value of unvested AMD’s replacement stock options and restricted stock units subject to future employee service requirements ($68.6 million) is deducted from the purchase price consideration and will be recognized as compensation expense over the remaining vesting period of the applicable awards.
(2)	Direct Acquisition costs of approximately $25.0 million consist of investment banking fees, legal and accounting fees and other external costs directly related to the Acquisition.

AMD financed the cash portion of the Acquisition with a combination of cash and debt. For the debt, AMD entered into a Credit Agreement with Morgan Stanley Senior Funding, Inc., as Syndication Agent and Administrative Agent, Wells Fargo Bank, N.A., as Collateral Agent, and other lenders that may become party thereto from time to time, pursuant to which AMD borrowed an aggregate amount of $2.5 billion under a term loan. Amounts borrowed under this Credit Agreement bear interest, in the case of base rate loans, at a rate equal to the “base rate,” which is the higher of (i) the prime rate published by the Wall Street Journal and (ii) 0.5% per annum above the Federal Funds Effective Rate (as defined in the Credit Agreement) plus a 1.25% margin, or in the case of Eurodollar loans, at a rate equal to the Eurodollar Rate (as defined in the Credit Agreement) plus a 2.25% margin. Such margins will reduce by 0.25% when the outstanding aggregate principal amount under the Credit Agreement is less than $1.75 billion. As of October 24, 2006, the base rate was 8.25%, without the margin, and the Eurodollar Rate was 5.32%, without the margin. The amounts borrowed under the Credit Agreement are repayable in quarterly installments commencing in December 2006 and terminating in December 2013. The initial interest rate on the Term Loan, which is based on the Eurodollar Rate, is 7.57%.

The purchase consideration was allocated based on the estimated fair value of the tangible and identifiable intangible assets acquired and liabilities assumed in the Acquisition. An allocation of the purchase price has been made to major categories of assets and liabilities in the accompanying unaudited pro forma condensed combined financial statements based on management’s best estimates. The excess of the purchase price over the estimated fair value of tangible and identifiable intangible assets acquired and liabilities assumed has been allocated to goodwill.

The allocation of the purchase consideration based on a valuation of the assets acquired and liabilities assumed as of the closing date, is presented below (in thousands):

Book value of ATI net assets acquired, excluding inventories, property, plant and equipment, goodwill and other intangibles, and certain tax related assets, and including additional income tax liabilities	$229,053
Inventories	454,040
Property, plant and equipment, net	141,318
Identifiable intangible assets:
Developed product technology	752,100
Game console royalty agreements	146,400
Customer relationships	257,200
Trademark/trade name	62,400
Customer backlog	36,300

Identifiable intangible assets	1,254,400
In-process research and development	415,600
Goodwill	3,116,006

Total purchase price	$5,610,417

AMD reviewed the recorded book values of ATI’s net assets acquired as of October 24, 2006 and believes that other than the inventory, property, plant, and equipment, goodwill and other intangibles, the carrying amounts of these net assets acquired approximate their current fair values.

Inventory – Compared to the net book value of inventory as of October 24, 2006, there is a write-up adjustment of $92 million to record 1) finished goods at their estimated selling prices less estimated costs of disposal and a reasonable allowance for profit upon their sale, 2) work-in-process at their estimated selling prices less estimated costs to complete their manufacture and a reasonable allowance for profit for the remaining manufacturing and upon their sale, and 3) raw materials at their current replacement costs. Although, due to its non-recurring nature, the effect of the aggregate pro forma adjustment to the inventory’s fair value is not included in the accompanying condensed combined statements of operations, the actual adjustment to be recorded will impact cost of sales during the approximate six-month period after the closing of the Acquisition, during which time the inventory on hand is expected to be sold.

Property, plant, and equipment – Compared to the net book value of property, plant and equipment as of October 24, 2006, the Company recorded a write-up adjustment of approximately $16.6 million. Approximately $7.4 million of the adjustment relates to land and the remaining portion relates to building and equipment which will be depreciated over an estimated average life of the related assets of two to ten years.

Identifiable intangible assets – Developed product technology comprises products that have reached technological feasibility, and includes technology in ATI’s discrete products, integrated products, handheld products, and digital television products divisions. This intangible asset is expected to have an estimated useful life of five years. Game console royalty agreements represent existing agreements with video game console manufacturers for the payment of royalties to ATI for intellectual property design work performed, and are expected to have an average estimated useful life of five years. Customer relationship intangibles represent ATI’s existing customer relationships and are expected to have an average estimated useful life of four years. Trademarks and trade names are expected to have an average estimated useful life of seven years. Customer backlog represents existing customer orders that have not been delivered and is expected to have an estimated useful life of fourteen months.

The fair value of intangible assets was based on a valuation conducted by AMD’s management using income approaches to value and was based on management’s latest financial forecast. The rates used to discount net cash flows to their present values ranged from 12% to 15%. These discount rates were determined after consideration of AMD’s estimated weighted average cost of capital and the estimated internal rate of return specific to the Acquisition.

Estimated useful lives for the intangible assets were based on historical experience with technology life cycles, product roadmaps and AMD’s intended future use of the intangible assets. Intangible assets are being amortized using the straight-line method, considering the pattern in which the economic benefits of the intangible assets are consumed.

In-process research and development – In-process research and development represents incomplete ATI research and development projects that have not reached technological feasibility and have no alternative future use at the time of the Acquisition.

The fair value of in-process research and development was based on a valuation conducted by AMD’s management using an income approach to value and was based on historical costs incurred and management’s latest financial forecast. The discount rate used to discount net cash flows to their present values for the projects was 15%. This discount rate was estimated after consideration of AMD’s estimated weighted average cost of capital, the estimated internal rate of return specific to this Acquisition, and the relative risk of the in-process development projects as compared to each of the identifiable intangible assets.

For pro forma financial statement purposes, in-process research and development costs are not included in the unaudited pro forma condensed statement of operations due to their non-recurring nature, but such costs will be expensed in AMD’s consolidated financial statements as a charge in the fourth quarter of fiscal 2006.

Goodwill – Goodwill represents the excess of the estimated purchase price over the estimated fair value of tangible and identifiable intangible assets acquired and liabilities assumed. Goodwill is not amortized but rather is tested for impairment at least annually. In the event that AMD determines that the value of goodwill has become impaired, AMD will incur a charge for the amount of impairment during the fiscal quarter in which such determination is made.

Pre-acquisition contingencies – If AMD identifies a material pre-acquisition contingency during the purchase price allocation period, which is generally up to one year after the closing of the Acquisition, AMD will attempt to determine its fair value and include it in the purchase price allocation. If, as of the end of the purchase price allocation period, AMD is unable to determine its fair value, AMD will apply FASB Statement No. 5, Accounting for Contingencies, and the amount, if any, determined by applying Statement 5 to such item will be included in the purchase price allocation.

AMD received a subpoena from the U.S. Department of Justice (DOJ) Antitrust Division in connection with the DOJ’s investigation into potential antitrust violations related to graphics processors and cards. AMD entered the graphics processor business following the company’s acquisition of ATI Technologies, Inc. The DOJ has not made any specific allegations against AMD or ATI. AMD intends to cooperate with the investigation.

In connection with this Acquisition, AMD has also developed a plan to integrate the operations of both companies, which resulted in certain workforce reductions, anticipated duplicate facilities closures, and cancellation of certain existing contractual obligations. AMD believes the charges associated with this plan will not be material to its financial statements. Therefore these charges are not reflected in the unaudited pro forma condensed combined financial statements presented.

3. Pro Forma Adjustments

The unaudited pro forma condensed combined balance sheet gives effect to the Acquisition described in Note 2, as if it had occurred on October 1, 2006. The unaudited pro forma condensed combined statements of operations give effect to the Acquisition as if it had occurred on December 27, 2004, the first day of AMD’s fiscal year ended December 25, 2005. The unaudited pro forma condensed combined statements of operations do not include any non-recurring charges that will arise as a result of the Acquisition described in Note 2.

Explanations of the adjustments to the unaudited pro forma condensed combined balance sheet as of October 1, 2006 are as follows (in thousands):

(1) To eliminate ATI’s existing goodwill and other intangibles, net

Line Item	Increase (decrease)
Goodwill	$(193,125)
Other intangibles, net	$(33,637)

(2) To eliminate tax credits recoverable and certain deferred income taxes assets as they are determined unrealizable and to record additional income tax liabilities under AMD’s tax structure

Line Item	Increase (decrease)
Deferred income taxes, current	(11,156)
Deferred income taxes, long-term	(52,776)
Tax credit recoverable	(115,955)
Income tax payable	67,532
Deferred income taxes liability	(37,030)

(3) To eliminate the stockholders’ equity section of ATI

Line Item	Increase (decrease)
Capital stock	$(765,708)
Capital in excess of par value	$(86,091)
Treasury stock	$(7,840)
Retained earnings	$(298,829)
Accumulated other comprehensive income	$(10,516)

(4) To record the purchase consideration and the purchase price allocations based on their fair values. For pro forma purposes, the $415.6 million of purchased in-process research and development has been charged directly against retained earnings as such amount was not recorded in the pro forma condensed combined statement of operations for the year ended December 25, 2005 due to its non-recurring nature. However, the actual charge for in-process research and development will be expensed in AMD’s consolidated statement of operations in its fourth quarter of fiscal 2006. In addition, the impact of the fair value write-up of inventories has not been recorded in the pro forma condensed combined statement of operations for the year ended December 25, 2005 due to its non-recurring nature. Such fair value write-up will have an adverse impact on the post-acquisition combined operations when the inventories are sold.

Line Item	Increase (decrease)
Cash	$(790,475)

Marketable securities (assumed approximately $1 billion of cash portion of the purchase price consideration is funded by sales of marketable securities)	$(972,377)
Inventories	$91,686
Property, plant and equipment, net	$16,570
Goodwill	$3,116,006
Developed product technology	$752,100
Game console royalty agreements	$146,400

Retained earnings (immediate expense of in-process research and development)	$(415,600)
Customer relationships	$257,200
Trademark/trade name	$62,400
Backlog	$36,300
Other assets - to reclassify capitalized direct acquisition costs to goodwill	$(25,004)
Accrued liabilities for the cash portion of vested stock award to be paid after acquisition	$6,257
Long-term debt	$2,500,000
Common stock, par value, for the 57.95 million shares	$579
Capital in excess of par value, for the 57.95 million shares	$1,171,475
Capital in excess of par value, for the estimated fair value of the replacement stock options, stock appreciation rights, restricted stock units - vested portion	$144,248

(5) To record debt issuance cost for the $2.5 billion term loan

Line Item	Increase (decrease)
Other assets - debt issuance cost	$26,880
Cash	$(26,880)

Explanations of the adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 25, 2005 are as follows (in thousands):

(1) To eliminate the amortization expense of ATI’s intangible assets.

Line Item	Increase (decrease)
Research and development	$(8,022)
Marketing, general and administrative	$(2,851)

(2) To eliminate ATI’s stock-based compensation expense.

Line Item	Increase (decrease)
Cost of sales	$(770)
Research and development	$(7,996)
Marketing, general and administrative	$(4,674)

(3) To record the stock-based compensation expense for AMD’s replacement stock options and restricted stock units.

Line Item	Increase (decrease)
Cost of sales	$4,354
Research and development	$45,190
Marketing, general and administrative	$26,416

(4) To record amortization expense associated with the various identified intangible assets. These intangible assets are being amortized using the straight-line method over their estimated useful lives, ranging from fourteen months to seven years.

Line Item	Increase (decrease)
Amortization of acquisition related intangibles	$284,028

(5) To record additional depreciation expense resulting from the fair value write-up of property, plant, and equipment. Such write-up is being depreciated over the related assets’ estimated useful lives, ranging from two to ten years. For pro forma presentation purposes, the entire amount has been charged to marketing, general and administrative expense.

Line Item	Increase (decrease)
Marketing, general and administrative	$2,094

(6) To record interest expense associated with the $2.5 billion debt to finance the transaction. The interest rate used is 7.57% which is based on the Eurodollar rate of 5.32% as of October 24, 2006, plus 2.25% margin. A 1/8% increase or decrease from this interest rate will result in approximately $3.125 million interest expense difference for the period.

Line Item	Increase (decrease)
Interest expense	$189,250

(7) To record the amortization of debt issuance cost of $25 million over the seven-year term of the debt. The amortization is calculated on a straight-line basis, which approximates the effective interest method.

Line Item	Increase (decrease)
Interest expense	$3,840

(8) AMD has not recorded a tax benefit on the pro forma adjustments for the year ended December 25, 2005. There would be no incremental tax benefit from the pro forma adjustments as AMD recorded a full valuation allowance against its net U. S. deferred tax assets for this period. In addition, ATI’s investment tax credit (ITC) and US research tax credit are eliminated as they are deemed not realizable under AMD’s tax structure.

Line Item	Increase (decrease)
Income tax expense	$50,519

Explanations of the adjustments included in the unaudited pro forma condensed combined statement of operations for the nine months ended October 1, 2006 are as follows (in thousands):

(1) To eliminate the amortization expense of ATI’s intangible assets.

Line Item	Increase (decrease)
Research and development	$(12,348)
Marketing, general and administrative	$(306)

(2) To eliminate ATI’s stock-based compensation expense.

Line Item	Increase (decrease)
Cost of sales	$(1,159)
Research and development	$(24,832)
Marketing, general and administrative	$(14,358)

(3) To record the stock-based compensation expense for AMD’s replacement stock options and restricted stock units.

Line Item	Increase (decrease)
Cost of sales	$494
Research and development	$9,925
Marketing, general and administrative	$5,422

(4) To record amortization expense associated with the various identified intangible assets. These intangible assets are being amortized using the straight-line method over their estimated useful lives, ranging from fourteen months to seven years.

Line Item	Increase (decrease)
Amortization of acquisition related intangibles	$194,872

(5) To record additional depreciation expense resulting from the fair value write-up of property, plant, and equipment. Such write-up is being depreciated over the related assets’ estimated useful lives, ranging from two to ten years. For pro forma presentation purposes, the entire amount has been charged to marketing, general and administrative expense.

Line Item	Increase (decrease)
Marketing, general and administrative	$1,570

(6) To record interest expense associated with the $2.5 billion debt to finance the transaction. The interest rate used is 7.57% which is based on the Eurodollar rate of 5.32% as of October 24, 2006, plus 2.25% margin. A 1/8% increase or decrease from this interest rate will result in approximately $2.344 million interest expense difference for the period.

Line Item	Increase (decrease)
Interest expense	$141,938

(7) To record the amortization of estimated debt issuance costs of $25 million over the seven-year term of the debt. The expense is calculated on a straight line basis which approximates the effective interest method.

Line Item	Increase (decrease)
Interest expense	$2,880

(8) To record the net income tax impact of the pro forma income statement adjustments. In addition, ATI’s ITC and US research tax credit in the amount of $31,696 thousand are eliminated as they are deemed not realizable under AMD’s tax structure.

Line Item	Increase (decrease)
Income tax	$(74,738)

4. Unaudited Pro Forma Income (Loss) Per Share

The following table sets forth the computation of shares used in deriving the unaudited pro forma basic and diluted net income (loss) per share (in thousands):

	Weighted Average Shares
	Nine Months Ended October 1, 2006	Year Ended December 25, 2005
Historical AMD basic, as reported	478,318	400,004

Incremental shares issued in the transaction	57,946	57,946

Pro forma combined basic	536,264	457,950

Historical AMD diluted, as reported	497,332
Anti-dilutive effect of assumed conversion of 4.75% Senior Convertible Debentures due 2022	(3,054)
Estimated dilutive effect of stock options, stock appreciation rights, and restricted stock units exchanged in the transaction	9,604
Incremental shares issued in the transaction	57,946

Pro forma combined diluted	561,828	457,950

For the nine months ended October 1, 2006, the assumed conversion of AMD’s 4.75% Senior Convertible Debentures due 2022 had an anti-dilutive effect and was, therefore, excluded from the historical AMD diluted share calculations. For the year ended December 25, 2005, potentially dilutive securities of approximately 66.3 million, including AMD options and restricted stock awards and the assumed exchanged AMD options, stock appreciation rights, and restricted stock units for ATI options, stock appreciation rights, and restricted stock units, were excluded from the pro forma per share calculations above, because of the pro forma net loss position of the year ended December 25, 2005. In addition, the assumed conversion of AMD’s 4.50% Senior Convertible Debentures due 2007 and AMD’s 4.75% Senior Convertible Debentures due 2022 was also excluded as these instruments are anti-dilutive in that period.

5. Balance Sheet information relating to ATI

ATI Technologies Inc. and Subsidiaries

Condensed Consolidated Balance Sheet*

	August 31, 2006 (U.S. dollar, in thousands)
	Canadian GAAP	U.S. GAAP Adjustments		Presentation Adjustments		Adjusted
ASSETS
Current assets:
Cash and cash equivalents	$219,874	—		$—		$219,874
Short-term investments	376,801	—		—		376,801
Accounts receivable, net	362,380	—		(62,991	)(3)	299,389
Inventories:	362,352	—		—		362,352
Deferred income taxes	11,156			—		11,156
Prepaid expenses and other current assets	28,917	2,242	(1)	—		31,159

Total current assets	1,361,480	2,242		(62,991)		1,300,731
Property, plant and equipment, net	124,748			—		124,748
Goodwill, net	193,125			—		193,125
Other intangibles, net	36,157	(2,520	)(2)	—		33,637
Long-term investments	291	—		—		291
Tax credits recoverable	115,955	—		—		115,955
Deferred income tax - long term	52,776	—		—		52,776

Total assets	$1,884,532	(278)		(62,991)		$1,821,263

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$306,149	—		—		$306,149
Accrued liabilities	347,270	—		(94,885	)(3)(4)	252,385
Accrued compensation and benefits	0			31,894	(4)	31,894
Deferred revenue	8,201	—		—		8,201
Current portion of long-term debt and capital lease obligations	2,512	—		—		2,512

Total current liabilities	664,132	—		(62,991)		601,141
Long-term debt and capital lease obligations	29,694	—		—		29,694
Deferred income taxes - long term	37,030	—		—		37,030
Minority interest in consolidated subsidiaries	94	—		—		94
Stockholders’ equity:
Capital stock	765,708	—		—		765,708
Capital in excess of par value	86,091	—		—		86,091
Treasury stock	(7,840)	—		—		(7,840)
Retained earnings	301,349	(2,520	)(2)	—		298,829
Accumulated other comprehensive income	8,274	2,242	(1)	—		10,516

Total stockholders’ equity	1,153,582	(278)		—		1,153,304

Total liabilities and stockholders’ equity	$1,884,532	(278)		(62,991)		$1,821,263

Notes

(1)	To adjust prepaid expenses and other current assets and accumulated other comprehensive income for the unrealized gain on open forward foreign exchange contracts at 8/31/06 used to hedge anticipated foreign cash flows. Under Canadian GAAP, no mark-to-market accounting is required. Under U.S. GAAP, the contracts are marked to market and carried at their fair value, with the effective portion of the hedge being recorded as an offsetting adjustment to accumulated other comprehensive income until the anticipated transaction occurs and with the ineffective portion of the hedge being recorded in earnings.
(2)	To eliminate the net book value at August 31, 2006 of the purchased in-process research and development recorded in connection with a 2006 acquisition. Under Canadian GAAP, purchased in-process research and development is capitalized and amortized over its estimated useful life. Under U.S. GAAP, purchased in-process research and development is written off at the time of acquisition.
(3)	To reclassify price protection and rebate payable as a reduction to accounts receivable to conform with AMD’s presentation.
(4)	To reclassify accrued compensation and benefits from accrued liabilities to conform to AMD’s presentation.
*	This balance sheet does not reflect the cumulative US GAAP adjustments for ATI as the adjustments do not materially impact the carrying amounts of the assets and liabilities as of August 31, 2006. The adjustments also do not materially impact AMD’s purchase accounting since the assets acquired and liabilities assumed have been recorded at their estimated fair values.

6. Statements of operations information relating to ATI

ATI Technologies Inc. and Subsidiaries

Condensed Consolidated Statement of Operations

	Twelve Months Ended November 30, 2005 (U.S. dollar, in thousands)
	Canadian GAAP	U.S. GAAP Adjustments		Presentation Adjustments		Adjusted
Net sales	$2,199,353	$—		$—		$2,199,353

Total net sales	2,199,353	—		—		2,199,353

Cost of sales	1,624,539	—		770	(8)	1,625,309

Gross margin	574,814	—		(770)		574,044

Research and development	340,006	50,519	(1)	16,018	(8)(9)	406,543
Marketing, general and administrative	217,443	(112	)(2)	18,529	(8)(9)(10)	235,860
Amortization of intangible assets	10,873	—		(10,873	)(9)	—
Stock-based compensation	44,284	(30,844	)(3)(5)(6)(7)	(13,440	)(8)	—
Other charges	11,004			(11,004	)(10)	—

Operating loss	(48,796)	(19,563)		—		(68,359)
Interest income	16,718	—		—		16,718
Interest expense	(2,090)	—		—		(2,090)
Other income (expense), net	2,338	—		—		2,338

Loss before income taxes	(31,830)	(19,563)		—		(51,393)
Provision (benefit) for income taxes	7,318	(43,511	)(1)(3)(4)(7)	—		(36,193)

Net (loss) income	$(39,148)	$23,948		$—		$(15,200)

Notes

(1)	To reclassify ITC and US research tax credit from research and development to income tax expense. Under Canadian GAAP, ITC and research tax credit are treated as a reduction in research and development expense while they are classified as a reduction in income tax expense under U.S. GAAP.
(2)	To reverse amortization of loss of an ineffective interest rate swap contract due to the loss being expensed immediately upon determination of its ineffectiveness for U.S. GAAP versus the loss being amortized over the remaining life of the underlying mortgage obligation being hedged under Canadian GAAP.
(3)	To reverse compensation expenses of $25,920 and related tax benefit of $3,195 recognized under Canadian GAAP. During the nine months ended August 31, 2005, ATI used the fair value method to record the stock-based compensation under Canadian GAAP. Under U.S. GAAP, the intrinsic value method is used to account for stock-based compensation for employees during the nine months period.
(4)	To adjust income tax expense of $3,709 related to stock options. This relates to the excess tax benefits recorded upon the exercise of those stock options. Under U.S. GAAP, the tax benefits associated with deductible option compensation is treated as an increase in share capital. Under Canadian GAAP, the related tax is treated as a reduction to the income tax provision.

(5)	To record additional stock option expense of $1,143 related to an incentive plan entered into in July 2002. Under U.S. GAAP, the intrinsic value of the stock options issued under the incentive plan entered into in July 2002 is calculated as the increase in the Company’s stock price between the grant date and the date on which all the conditions of the incentive awards were determined to have been met. The compensation expense is recognized over the vesting period of the options. Under Canadian GAAP, there is no equivalent requirement.
(6)	To record a recovery of stock option expense of $6,497 related to options granted after January 18, 2001 with an exercise price denominated in a currency other than the currency of the primary economic environment of either the employer or the employee. Under U.S. GAAP, these options were accounted for under the variable accounting method prior to the adoption of FASB Statement No. 123R on September 1, 2005. Under Canadian GAAP, there is no equivalent requirement. There were no such options granted after February 28, 2002.
(7)	To record additional stock-based compensation according to U.S. GAAP. This includes additional stock option expense of $728 for the stock options unvested on the effective date of FASB Statement No. 123R but not included in the Canadian GAAP calculations. Under Canadian GAAP, the fair value method of accounting is only applied to stock options issued after September 1, 2002, while under U.S. GAAP, the fair value method of accounting is applied to stock options unvested on the effective date. There were some options unvested on the effective date but they were issued before September 1, 2002. The stock option expense is offset by lower restricted stock unit (“RSU”) expense of $298 and the related tax impact of $104 due to amortization difference as ATI amortizes RSU based on actual RSU outstanding at each quarter end under Canadian GAAP but ATI is required to use an expected forfeiture rate to amortize RSU expense under U.S. GAAP.
(8)	To reclassify stock-based compensation expense of $13,440 to the applicable functional financial statement expense captions - Cost of sales $770, Research and development $7,996 and Marketing, general and administrative $4,674.
(9)	To reclassify amortization expense of intangible assets totaling $10,873 to the applicable functional financial statement expense captions - Research and development $8,022 and Marketing, general and administrative $2,851.
(10)	To reclassify other charges of $11,004 to Marketing, general and administrative expense.

ATI Technologies Inc. and Subsidiaries

Condensed Consolidated Statement of Operations

	Nine Months Ended August 31, 2006 (U.S. dollar, in thousands)
	Canadian GAAP	U.S. GAAP Adjustments		Presentation Adjustments		Adjusted
Net sales	$1,841,549	$—		$—		$1,841,549

Total net sales	1,841,549	—		—		1,841,549

Cost of sales	1,320,286	—		1,159	(6)	1,321,445

Gross margin	521,263	—		(1,159)		520,104

Research and development	276,488	31,696	(1)	37,180	(6)(7)	345,364
Marketing, general and administrative	183,507	(84	)(2)	20,198	(6)(7)(8)	203,621
Amortization of intangible assets	10,134	2,520	(3)	(12,654	)(7)	—
Stock-based compensation	38,766	1,583	(4)	(40,349	)(6)	—
Other charges	5,534			(5,534	)(8)	—

Operating income (loss)	6,834	(35,715)		—		(28,881)
Interest income	18,328	—		—		18,328
Interest expense	(1,565)	—		—		(1,565)
Other income (expense), net	4,277	—		—		4,277

Income (loss) before income taxes	27,874	(35,715)		—		(7,841)
Provision (benefit) for income taxes	2,450	(23,918	)(1)(3)(4)(5)	—		(21,468)

Net income (loss) before non-controlling interest	25,424	(11,797)		—		13,627
Non-controlling interest	21	—		—		21

Net income (loss)	$25,445	$(11,797)		$—		$13,648

Notes

(1)	To reclassify ITC and U.S. research tax credit from research and development to income tax expense. Under Canadian GAAP, ITC and research tax credit are treated as a reduction in research and development expense while they are classified as a reduction in income tax expense under U.S. GAAP.

(2)	To reverse amortization of loss on ineffective interest rate swap contract of $1.4 million. The loss is expensed immediately upon determination of its ineffectiveness under U.S. GAAP versus the loss being amortized over the remaining life of the underlying mortgage obligation being hedged under Canadian GAAP.
(3)	To write-off the unamortized balance of purchased in-process research and development acquired in a 2006 acquisition: $4,200 is the cost of the purchased in-process research and development and $1,680 is its amortization for the period. Under Canadian GAAP, purchased in-process research and development is amortized over its estimated useful life. Under U.S. GAAP, purchased in process research and development is written off at the time of acquisition. The related tax impact of the $1,680 amortization is $437.
(4)	To record additional stock based compensation under U.S. GAAP. This includes additional stock option expense of $1,236 with related tax benefit of $366 for the stock options unvested on the effective date of Statement 123R but not included in the Canadian GAAP calculations. Under Canadian GAAP, the fair value method of accounting is only applied to stock options issued after September 1, 2002, while under U.S. GAAP, the fair value method of accounting is applied to stock options unvested on the effective date of Statement 123R. There were some options unvested on the effective date but they were issued before September 1, 2002. RSU expense was also higher by $347 due to differing methods of amortizing RSU expense, with related tax benefit of $223. ATI amortizes RSU expense based on actual RSUs outstanding at each quarter end under Canadian GAAP, but ATI is required to use an expected forfeiture rate to amortize RSU expense under U.S. GAAP.
(5)	To adjust income tax expense by $7,930 related to stock options. This relates to the excess tax benefits recorded upon the exercise of those stock options. Under U.S. GAAP, the tax benefits associated with deductible option compensation is treated as an increase in share capital. Under Canadian GAAP, the related tax is treated as a reduction to the income tax provision.
(6)	To reclassify stock-based compensation of $40,349 to applicable functional financial statement expense captions: Cost of sales $1,159, Research and development $24,832 and Marketing, general and administrative $14,358.
(7)	To reclassify amortization expense of intangible assets totaling $12,654: $12,348 to Research and development and $306 to Marketing, general and administrative.
(8)	To reclassify other charges of $5,534 to Marketing, general and administrative expense.